As filed with the Securities and Exchange Commission on April 14, 2008
Registration No. 333-139586

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form SB-2
on
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ACCELERIZE NEW MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	7371	20-3858769
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

12121 Wilshire Blvd.,
Suite 322
Los Angeles, CA 90025
(310) 903-4001
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:
Mr. Brian Ross	J. Truman Bidwell, Jr.
Chief Executive Officer	Sullivan & Worcester LLP
Accelerize New Media, Inc.	1290 Avenue of the Americas
12121 Wilshire Blvd., Suite 322	New York, NY 10104
Los Angeles, CA 90025	Tel: (212) 660-3032/Fax: (212) 660-3031
(310)903-4001
(Name, address, including zip code,and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a:

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer: ☐	Smaller reporting company: ☑

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form SB-2 on Form S-1 is being filed to update the information in our Registration Statement, File No. 333-139586. This amendment relates to outstanding shares of common stock to be resold by certain of our security holders, the resale of shares of common stock underlying our 10% Series A Convertible Preferred Stock, and issueable upon conversion, the resale of shares of common stock to be received by holders of the 10% Series A Convertible Preferred Stock as dividends and to the resale of shares of common stock issuable upon the exercise of outstanding warrants.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)
Dated April 14, 2008

PROSPECTUS

ACCELERIZE NEW MEDIA, INC.

16,826,519 SHARES OF COMMON STOCK

This prospectus relates to periodic offers and sales of 16,826,519 shares of common stock by the selling security holders, which consists of:

•	9,271,704 shares of common stock which are presently outstanding;

•	5,400,000 shares of common stock underlying our 10% Series A Convertible Preferred Stock, and issueable upon conversion;

•	804,815 shares of common stock to be received by holders of the 10% Series A Convertible Preferred Stock as dividends; and

•	Up to 1,350,000 shares of common stock underlying warrants.

The selling security holders may sell all or a portion of their shares in the over-the-counter market at prices prevailing at the time of sale, or related to the market price at the time of sale, or they may otherwise sell their shares at negotiated prices. We will not receive any proceeds from the sale of the shares by the selling security holders.  If the warrants related to the shares of common stock offered for sale pursuant to this prospectus are exercised in full, we will receive aggregate proceeds from such exercises of approximately $203,000.  We will pay the expenses of this offering.  There are no minimum purchase requirements.  Our Common Stock is traded on the OTC Bulletin Board under the symbol ACLZ.OB. On April 9, 2008, the last sale price of our Common Stock on the OTC Bulletin Board was $0.72.

For a description of the plan of distribution of these shares, please see page 14 of this prospectus.

Our business and an investment in our common stock involve significant risks.  You should refer to the factors described in the section called “Risk Factors” contained in our Annual Report on Form 10-K for our 2007 fiscal year that has been incorporated by reference in this prospectus.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April   , 2008.

ABOUT THIS PROSPECTUS

In this prospectus, references to the “company,” “we,” “us,” “our,” “Accelerize,” and “registrant” refer to Accelerize New Media, Inc.

You should rely only on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide you with information that is different. The selling security holders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus as well as the information we filed previously with the Securities and Exchange Commission, or SEC, and incorporated herein by reference is accurate only as of the date of the document containing the information.

INCORPORATION BY REFERENCE

 We have filed the following documents with the SEC, which are incorporated herein by reference:

•	The company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

•	The company’s Current Report on Form 8-K filed on January 8, 2008.

  WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and accordingly file annual, quarterly and current reports, proxy statements and other information with the SEC. Members of the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

In addition, we are required to file electronic versions of these materials with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval database system, or EDGAR. Copies of the registration statement of which this prospectus is a part and its exhibits, as well as of our annual reports, quarterly reports, proxy statements and other filings may be examined without charge via the EDGAR database. The web address of the EDGAR database is www.sec.gov.  They are also available on our website, www.accelerizenewmedia.com. Our website is not a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

Requests for such documents should be addressed in writing or by telephone to: Mr. Damon Stein, General Counsel, Head of the Debt Division and Secretary, Accelerize New Media, Inc., 12121 Wilshire Blvd., Suite 322, Los Angeles, CA 90025, tel: (310) 903-4001.

WARNING CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Also, whenever we use words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate” or similar expressions, we are making forward looking statements. For example, when we discuss in this prospectus or any of the documents incorporated by reference internet market trends, and specifically, the growth in on-line advertising, business networks and RSS, and our expectations based on such trends, we are using forward looking statements. These forward looking statements are based upon our present intent, beliefs or expectations, but forward looking statements are not guaranteed to occur and may not occur.  Actual results may differ materially from those contained in or implied by our forward looking statements as a result of various factors.

Important factors that could cause actual results to differ materially from those in our forward looking statements include, among others, general market conditions, including the recent downturn in economy and the growth in consumer debt, regulatory developments and other conditions which are not within our control.

Other risks may adversely impact us, as described more fully in the section called “Risk Factors” incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

You should not place undue reliance upon forward looking statements.

Except as required by law, we undertake no obligation to update or revise any forward looking statements as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

 Our Company

We offer a comprehensive online media solution for clients to reach their target audience on the internet. We provide lead generation and customer acquisition solutions via our network of financial, news, and business networking portals, and also through real simple syndication, or RSS feeds, blogs, targeted e-mail, banners, search engine optimization, debt settlement referrals, and co-registration opportunities. We also provide our content to other companies in a variety of formats including re-branded portals, investor relations pages, and RSS feeds. We primarily make money from the following three lines of business: (1) Online advertising - We make our content network  available without charge to users, and we generate revenue through the sale of display advertisements; advertisers pay us a fee each time a user views or clicks on an ad displayed within our content network; (2) Debt settlement referrals - We receive fees for providing sales and marketing support in connection with debt settlement solutions offered by debt settlement agencies to consumers in the United States; and (3) Lead generation - Utilizing our internally designed and developed lead generation platform, we provide reputable vendors of notable products and services with opportunities to contact qualified and interested potential customers, essentially crafting high-quality new-business leads for the product and service vendors, i.e., delivering buyers to sellers, in return for the lead fees we receive as our compensation.

We own and operate an extensive portfolio of 6,477 domain names (commonly referred to as URLs), and we use this portfolio to build consumer-based portals, microsites, and landing pages which are attractive and useful to our users because of the unique information items therein offered.  This  drives significant new and recurring user traffic to our websites and allows us to generate highly relevant responses and leads for our online advertising, debt settlement referral, and lead generation customers.

Financial Information

The company reported a net loss of approximately $2.4 million during 2006, and $3.3 million during 2007. Our revenues may not be adequate to fund future operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Going Concern” incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Our Contact Information and Website

Our principal executive offices are located at 12121 Wilshire Blvd., Suite 322, Los Angeles, CA 90025. Our telephone number at this location is (310) 903 4001. Our corporate website is www.accelerizenewmedia.com. The information which appears on our web site is not part of this prospectus.

The Offering

Securities Offered
16,826,519 shares of common stock, $.001 par value, consisting of: 9,271,704 shares of common stock $.001 par value per share; 5,400,000 shares of common stock, underlying our 10% Series A Convertible Preferred Stock; Up to 804,815 shares of common stock to be received as dividend on our preferred stock; and 1,350,000 shares of common stock underlying warrants.

Common Stock Outstanding
23,901,261 shares as of April 10, 2008, not including 5,400,000 shares underlying the 10% Series A Convertible Preferred Stock, 11,887,500 shares underlying 8% Series B Convertible Preferred Stock, 1,401,260 shares of common stock to be received as PIK dividends, and 7,399,375 shares underlying warrants.

Use of proceeds
We will not receive any of the proceeds from the sale of the shares by the selling security holders, although we may receive up to approximately $203,000 upon the exercise of the warrants in full at the current exercise price. These proceeds, if any, are expected to be used for working capital. We will pay all of the expenses of this offering, including, without limitation, professional fees, printing expenses and registration fees.

Risk factors
The offering involves a high degree of risk. Please refer to ‘‘Risk Factors’’ incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for a description of the risk factors you should consider.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling security holders. We will not receive any proceeds upon the sale of shares by the selling security holders. We would receive up to approximately $203,000 upon the exercise of all of our warrants at their current exercise prices. The actual allocation of proceeds realized from the exercise of these warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

DETERMINATION OF OFFERING PRICE AND MARKET DATA

Offering Price

The selling security holders may sell all or a portion of their shares in the over-the-counter market at prices prevailing at the time of sale, or related to the market price at the time of sale, or they may otherwise sell their shares at negotiated prices. We cannot determine what the actual offering price will be at the time of sale.

Market

Our common stock is traded on the OTC Bulletin Board, under the symbol “ACLZ.OB”. Our stock started trading on January 9, 2008. During the period from January 9, 2008 through March 31, 2008, the high price was $0.80 and the low price was $0.62, each as reported on the OTC Bulletin Board.  OTC Bulletin Board market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

SELLING SECURITY HOLDERS

The common stock being offered by the selling security holders consists of the following:

•	9,271,704 shares of common stock which are presently outstanding;

•	5,400,000 shares of common stock underlying our 10% Series A Convertible Preferred Stock, and issueable upon conversion;

•	804,815 shares of common stock to be received by holders of the 10% Series A Convertible Preferred Stock as dividends; and

•	Up to 1,350,000 shares of common stock underlying warrants.

We are registering the common stock in order to permit the selling security holders to offer the shares for resale from time to time.  Except as otherwise indicated in this prospectus, and for the ownership of the common stock, the preferred stock and the warrants issued pursuant to the securities purchase agreement, the selling security holders have not had any material relationship with us within the past three years. To our knowledge, except as otherwise indicated, none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling security holders and other information regarding the beneficial ownership of the common stock by each of the selling security holders. The second column lists the number of common stock beneficially owned by each selling security holders, based on its ownership of the common stock, preferred stock and warrants, as of May 9, 2007 (the date the registration statement of which this prospectus forms a part was declared effective by the SEC), assuming conversion of the preferred stock and exercise of the warrants held by the selling security holders on that date, without regard to any limitations on exercise. Selling security holders may have acquired or disposed of shares since such date. The forth column lists the common stock being offered by this prospectus by the selling security holders. The fifth and sixth columns assume the sale of all of the shares offered by the selling security holders pursuant to this prospectus.

Name of Selling Security Holder	Number of Shares Common of Stock Beneficially Owned Prior to Offering (1)	Percentage of Shares of Common Stock Beneficially Owned Prior to Offering (2)	Maximum Number of Shares of Common Stock to be sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned after Offering	Percentage of Shares of Common Stock Beneficially Owned After Offering
James Adametz	80,934 (3)	*	80,934	0	0%
Michael Bruno	100,000	*	100,000	0	0%
Leonard Cohen	135,356 (4)	*	135,356	0	0%
Elicia David	640,767 (5)	2.6%	640,767	0	0%
Phillip David	100,000	*	100,000	0	0%
Richard David	100,000	*	100,000	0	0%
Robert Gerola	525,000	2.1%	525,000	0	0%
Dr. Austin Gleason	520,712 (6)	2.1%	520,712	0	0%
Georgeanna Gleasson	50,000	*	50,000	0	0%
Chris Gordon	200,000	*	200,000	0	0%
Dr. Wilfred Huse	100,000	*	100,000	0	0%
Gad Janay	634,630 (7)	2.6%	634,630	0	0%
Dr. Michel Janis	100,000	*	100,000	0	0%
Brian Kandel	100,000	*	100,000	0	0%
Patrick Keating	80,802 (8)	*	80,802	0	0%
Jill Lamberson	1,050,000	4.2%	1,050,000	0	0%
Dan Lee	641,425 (9)	2.6%	641,425	0	0%
Frank Lee	15,000	*	15,000	0	0%
Gregory Menillo	280,255 (10)	1.2%	280,255	0	0%
Jeff Miller	270,219 (11)	1.1%	270,219	0	0%
Andrew Moley	539,123 (12)	2.2%	539,123	0	0%
Russ Moore	200,000	*	200,000	0	0%
David Mulkey	200,000	*	200,000	0	0%
Mario Novogrodski	100,000	*	100,000	0	0%
Victor Novogrodski	100,000	*	100,000	0	0%
Pierce D. Nunley	764,123 (13)	3.2%	764,123	0	0%
Dr Jayakumar Patil	354,774 (14)	1.5%	354,774	0	0%
Gail and Richard Ross	50,000	*	50,000	0	0%
Matt Rottenberg	10,000	*	10,000	0	0%
Len Schiller	370,767 (15)	1.5%	370,767	0	0%
Phil Schiller	370,603 (16)	1.5%	370,603	0	0%
Donald R. Smith	420,384 (17)	1.7%	420,384	0	0%
Sharon Standowski	1,750,000	6.8%	1,750,000	0	0%
David Stein	100,000	*	100,000	0	0%

Andy Taffin	100,000	*	100,000	0	0%
Linda Vanle	80,934 (18)	*	80,934	0	0%
Richard Viglione	25,000	*	25,000	0	0%
Johnny Walker	50,000	*	50,000	0	0%
Joyce Westmoreland	319,726 (19)	1.3%	319,726	0	0%
Doug Wertheimer	270,767 (20)	1.1%	270,767	0	0%
Wayne White	100,000	*	100,000	0	0%
Jan Zigler	100,000	*	100,000	0	0%
Camien Advisors LLC	1,750,000 (21)	6.8%	1,750,000	0	0%
J. Truman Bidwell Jr.	329,451 (22)	1.4%	329,451	0	0%
Jo-Bar Enterprises, LLC	640,767 (23)	2.6%	640,767	0	0%
Mulkey II Limited Partnership	539,562 (24)	2.2%	539,562	0	0%
Norman H. Cohen & S. Randall Partnership	184,890 (25)	*	184,890	0	0%
Simon Asset Management	740,548 (26)	3.0%	740,548	0	0%
Skyebanc, Inc.	178,200 (27)	*	178,200	0	0%
Mario Marsillo Jr.	120,059 (28)	*	120,059	0	0%
Vincent LaBarbara	94,278 (29)	*	94,278	0	0%
Richard Galterio	77,422 (30)	*	77,422	0	0%
Peter Fulton	60,041 (31)	*	60,041	0	0%
Darlene Gaudios	10,000 (32)	*	10,000	0	0%
Total	16,826,519		16,826,519

* Less than 1 percent

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them.

(2) Based on 23,901,261 shares outstanding as of April 10, 2008.

(3) Includes 60,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 9,000 shares underlying warrants and 8,942 shares to be received as PIK dividends.

(4) Includes 100,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 15,000 shares underlying warrants and 14,904 shares to be received as PIK dividends.

(5) Includes 400,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 60,000 shares underlying warrants and 59,616 shares to be received as PIK dividends.

(6) Includes 200,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 30,000 shares underlying warrants and 29,808 shares to be received as PIK dividends.

(7) Includes 400,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 60,000 shares underlying warrants and 59,616 shares to be received as PIK dividends.

(8) Includes 60,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 9,000 shares underlying warrants and 8,942 shares to be received as PIK dividends.

(9) Includes 400,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 60,000 shares underlying warrants and 59,616 shares to be received as PIK dividends.

(10) Includes 133,333 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 20,000 shares underlying warrants and 19,872 shares to be received as PIK dividends.

(11) Includes 200,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 30,000 shares underlying warrants and 29,808 shares to be received as PIK dividends.

(12) Includes 400,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 60,000 shares underlying warrants and 59,616 shares to be received as PIK dividends.

(13) Includes 400,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 60,000 shares underlying warrants and 59,616 shares to be received as PIK dividends.

(14) Includes 153,333 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 23,000 shares underlying warrants and 22,853 shares to be received as PIK dividends.

(15) Includes 200,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 30,000 shares underlying warrants and 29,808 shares to be received as PIK dividends.

(16) Includes 200,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 30,000 shares underlying warrants and 29,808 shares to be received as PIK dividends.

(17) Includes 200,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 30,000 shares underlying warrants and 29,808 shares to be received as PIK dividends.

(18) Includes 60,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 9,000 shares underlying warrants and 8,942 shares to be received as PIK dividends.

(19) Includes 200,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 30,000 shares underlying warrants and 29,808 shares to be received as PIK dividends.

(20) Includes 200,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 30,000 shares underlying warrants and 29,808 shares to be received as PIK dividends.

(21) Mr. Leonard Dietz is the CEO of Camien Advisors LLC, and has sole voting and investment powers with regard to the shares of Camien Advisors LLC.

(22) Includes 133,333 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 20,000 shares underlying warrants and 19,872 shares to be received as PIK dividends.

(23) Includes 400,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 60,000 shares underlying warrants and 59,616 shares to be received as PIK dividends. Mr. Joel Stone, Mr. Russell Stone and Mrs. Barbara Stone are the Managing Directors of Jo-Bar Enterprises, LLC, and have shared voting and investment powers with regard to the shares of Jo-Bar Enterprises, LLC.

(24) Includes 400,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 60,000 shares underlying warrants and 59,616 shares to be received as PIK dividends. Mr. David Mulkey is the General Partner of Mulkey II Limited Partnership, and has sole voting and investment powers with regard to the shares of Mulkey II Limited Partnership.

(25) Includes 100,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 15,000 shares underlying warrants and 14,904 shares to be received as PIK dividends. Mr. Norman H. Cohen & Mrs. Stephanie Randall are the General Partners of Norman H. Cohen & S. Randall Partnership, and have shared voting and investment powers with regard to the shares of Norman H. Cohen & S. Randall Partnership.

(26) Includes 400,000 shares issuable upon conversion of 10% Series A Convertible Preferred Stock, 60,000 shares underlying warrants and 59,616 shares to be received as PIK dividends. Mr. Howard Liebriech is the General Partner of Simon Asset Management, and has sole voting and investment powers with regard to the shares of Simon Asset Management.

(27) Includes 178,200 shares underlying warrants. Mr. Vincent LaBarbara is the Chief Executive Officer of Skyebanc, Inc. and has sole voting and investment powers with regard to the shares underlying Skyebanc’s warrants. Skyebanc, Inc. is a registered broker-dealer and considered an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the Securities Act. Skyebanc informed us that the shares were acquired in the ordinary course of business, and at the time of acquisition thereof, they had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of our shares.

(28) Includes 120,059 shares underlying warrants. Mr. Marsillo is an affiliate of Skyebanc, Inc., a registered broker-dealer.  Mr. Marsillo informed us that the shares were acquired in the ordinary course of business, and at the time of acquisition thereof, he had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of our shares.

(29) Includes 94,278 shares underlying warrants. Mr. LaBarbara is an affiliate of Skyebanc, Inc., a registered broker-dealer. Mr. LaBarbara informed us that the shares were acquired in the ordinary course of business, and at the time of acquisition thereof, he had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of our shares.

(30) Includes 77,422 shares underlying warrants. Mr. Galterio is an affiliate of Skyebanc, Inc., a registered broker-dealer. Mr. Galterio informed us that the shares were acquired in the ordinary course of business, and at the time of acquisition thereof, he had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of our shares.

(31) Includes 60,041 shares underlying warrants. Mr. Fulton is an affiliate of Skyebanc, Inc., a registered broker-dealer. Mr. Fulton informed us that the shares were acquired in the ordinary course of business, and at the time of acquisition thereof, he had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of our shares.

(32) Includes 10,000 shares underlying warrants. Ms. Gaudios is an affiliate of Skyebanc, Inc., a registered broker-dealer. Ms. Gaudios informed us that the shares were acquired in the ordinary course of business, and at the time of acquisition thereof, she had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of our shares.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $.001 per share. As of April 10, 2008 we had 23,901,261 shares of common stock issued and outstanding. Our Common Stock is traded on the OTC Bulletin Board. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of security holders, including the election of directors. There is no right to cumulative voting in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities

Preferred Stock

We are authorized to issue 2,000,000 shares of preferred stock, $.001 par value, and as of April 10, 2008 we have issued 54,000 shares of 10% Series A Convertible Preferred Stock and 118,875 shares of 8% Series B Convertible Preferred Stock. In addition, our board of directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock, which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding. The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

The designations, rights and preferences of the 10% Series A Convertible Preferred Stock provide:

•	the stated value of each share is $15.00,

•
the shares pay cumulative dividends of 10% per annum payable quarterly on each of September 1, December 1, March 1 and June 1 commencing on September 1, 2006. Dividends are payable at our option in cash or shares of our common stock valued at $0.15 per share;

•	the shares carry a liquidation preference equal to the stated value plus any accrued but unpaid dividends;

•
the shares are entitled to vote together with our common stock on all matters submitted to a vote of our stockholders. Each share of the 10% Series A Convertible Preferred Stock is entitled to a number of votes equal to the number of shares of our common stock issuable upon the conversion of the 10% Series A Convertible Preferred Stock;

•
we cannot sell any shares of common stock for a consideration per share less than $0.15, nor issue any securities that are convertible into or exchangeable for common stock at an exercise or conversion price below $0.15 per share, without the prior written consent of the holders of a majority of the shares of 10% Series A Convertible Preferred Stock then issued and outstanding. Excluded from this limitation is the issuance of stock options to our management under a qualified stock option plan;

•	the shares are not redeemable by us nor are they subject to any call option; and

•
each share of 10% Series A Convertible Preferred Stock is convertible at the option of the holder into shares of our common stock at an initial conversion price of $0.15 per share subject to adjustment for stock splits, dividends and reclassifications. In the event a public market is established for our common shares, the shares of 10% Series A Convertible Preferred Stock are subject to mandatory conversion by us upon 30 days notice if the average closing price of our common stock is $0.40 or more per share for 10 consecutive trading days and the average daily volume is at least 100,000 shares.

The designations, rights and preferences of the 8% Series B Convertible Preferred Stock provide:

•	the stated value of each share is $35.00;

•
the shares pay cumulative dividends of 8% per annum payable quarterly on each of September 1, December 1, March 1 and June 1 commencing on December 1, 2007. Dividends are payable at our option in cash or shares of our common stock valued at $0.35 per share;

•	the shares carry a liquidation preference equal to the stated value plus any accrued but unpaid dividends, subject to the rights of the 10% Series A Convertible Preferred Stock;

•
the shares are entitled to vote together with our common stock on all matters submitted to a vote of our stockholders. Each share of 8% Series B Convertible Preferred Stock is entitled to a number of votes equal to the number of shares of our common stock issuable upon the conversion of the 8% Series B Convertible Preferred Stock;

•
we cannot sell any shares of common stock for a consideration per share less than $0.35, nor issue any securities that are convertible into or exchangeable for common stock at an exercise or conversion price below $0.35 per share, without the prior written consent of the holders of a majority of the shares of 8% Series B Convertible Preferred Stock then issued and outstanding. Excluded from this limitation are the issuance of common stock as dividend to our 10% Series A Convertible Preferred Holders and issuance of stock options to our management under a qualified stock option plan;

•	the shares are redeemable by us at any time after June 1, 2012, at a redemption price of $52.50 per share, plus all accrued and unpaid dividends as of the redemption date; and

•
each share of 8% Series B Convertible Preferred Stock is convertible at the option of the holder into shares of our common stock at an initial conversion price of $0.35 per share subject to adjustment for stock splits, dividends and reclassifications. In the event a public market is established for our common shares, the shares of 8% Series B Convertible Preferred Stock are subject to mandatory conversion by us upon 30 days notice if the average closing price of our common stock is $1.00 or more per share for 10 consecutive trading days.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Warrants

As of April 10, 2008, warrants to purchase an aggregate of 7,399,375 shares of our common stock were outstanding. Our warrants are exercisable for 7 years and expire between 2012 and 2014, with exercise prices ranging from $0.15 to $0.35 per share. All warrants contain a cashless exercise provision, which permits the holder, rather than paying the exercise price in cash, to surrender a number of warrants, the shares underlying which have a market value equal to the exercise price of the warrants being exercised. The exercise price of the warrants and the number of shares issuable upon the exercise of the warrants is subject to adjustment in the event of stock splits, stock dividends and reorganizations, or in the event we issue shares of common stock or securities convertible or exchange for shares of our common stock at an effective price less than the then exercise price of the warrants in which event the exercise price would be adjusted downward.

Options

On December 15, 2006 our board of directors and shareholders adopted the Accelerize New Media, Inc. Stock Option Plan, or the Plan. As of April 10, 2008, options to purchase 7,451,000 shares of our common stock were outstanding under the Plan.

The purpose of the Plan, is to encourage employees, directors and other individuals (whether or not employees) who render services to Accelerize and its subsidiaries. The Plan is administered by the board of directors. The board determines to whom options shall be granted under the Plan, whether options granted are intended to be incentive stock options, or ISOs, or nonqualified stock options, or NSOs, the terms of the options and the number of shares of common stock that may be granted under the Plan. The board may delegate to the Compensation Committee of the board, if any, the authority of the board to make determinations and to take the aforementioned actions.

The total number of our shares that may be subject to options under the Plan is 10,000,000 shares of our common stock. In certain circumstances, the maximum number of shares of common stock subject to options that may be granted to any individual in the aggregate in any calendar year may not exceed 2,000,000 shares. Shares of common stock subject to an option that is not fully exercised prior to its expiration or other termination shall again become available for grant under the terms of the Plan. Each option will expire ten years from its date of grant, provided that no ISO granted to an employee who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the company or any subsidiary will expire later than five years from its date of grant.

Transfer Agent

Our transfer agent is Florida Atlantic Stock Transfer, with an address at: 7130 Nob Hill Road, Tamarac, FL 33321; Phone: 954-726-4954 Fax: 954-726-6305.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board, at fixed or negotiated prices or in any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares in transactions exempt from the registration requirements of the Securities Act, including under Rule 144 thereunder, as described below, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Upon the company being notified in writing by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the company being notified in writing by a selling security holder that a donee or pledgee intends to sell shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling security holders and/or the purchasers. Each selling security holder has represented and warranted to the company that it acquired the securities subject to this registration statement in the ordinary course of such selling security holder’s business and, at the time of its purchase of such securities such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. Skyebanc, Inc., one of the selling security holders, is a registered broker-dealer and is an underwriter, as set forth above in note 27 under “Selling Security Holders.”

The company has advised each selling security holder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of common stock made prior to the date on which the registration statement of which this prospectus is a part shall have been declared effective by the SEC. If a selling security holders uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling security holders will be responsible for complying with the applicable provisions of the Securities Act and the Securities and Exchange Act of 1934, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling security holders in connection with resales of their respective shares under the registration statement of which this prospectus is a part.

The company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Sullivan & Worcester LLP, 1290 Avenue of the Americas, New York, NY 10104. Members and employees of this firm own an aggregate of 177,682 shares of our common stock, 1,333 shares of our 10% Series A Convertible Preferred Stock, 1,500 shares of our 8% Series B Convertible Preferred Stock, and warrants to purchase 72,500 shares of our common stock.

EXPERTS

The financial statements as of December 31, 2007 and for the two years then ended included by being incorporated by reference in this registration statement have been audited by Sherb & Co., LLP, an independent registered public accounting firm, as stated in their report, and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The estimated expenses payable by Accelerize in connection with the offering of the securities being registered are as follows:

SEC Registration and Filing Fee	$270.07
Legal Fees and Expenses*	$140,000.00
Accounting Fees and Expenses*	$112,000.00
Financial Printing*	$1,500.00
Transfer Agent Fees*	$1,500.00
Miscellaneous*	$729.93
TOTAL	$256,000.00

* Estimated

Item 14. Indemnification of Directors and Officers.

Our Certificate of Incorporation and By-laws provide that we are authorized to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law ("DGCL").

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

Item 15. Recent Sales of Unregistered Securities

Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"). In each of these issuances the recipient represented that he or it was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

8% Series B Convertible Preferred Stock

On August 31, 2007, we completed an offering consisting of 118,875 shares of 8% Series B Convertible Preferred Stock resulting in gross proceeds to us of $4,160,625.  We issued the holders of the stock seven-year warrants to purchase an aggregate of 4,110,625 shares of our common stock at an exercise price of $0.35 per share. The shares of 8% Series B Convertible Preferred Stock are convertible into shares of our common stock, at any time, at the option of the holder and a conversion price of $0.35 per share, at an initial rate of conversion of 100 shares of common stock for each one share of 8% Series B Convertible Preferred Stock, subject to anti-dilution provisions in the case of stock splits, dividends and reclassifications. In the event a public market is established for our common stock, the 8% Series B Convertible Preferred Stock are subject to mandatory conversion by the company upon a 30 day notice if the average closing price of our common stock is $1.00 or more per share for 10 consecutive trading days. The holders of our 8% Series B Convertible Preferred Stock are entitled to receive a cumulative preferential dividend of 8% per annum on the stated value of the 8% Series B Convertible Preferred Stock owned by them. The dividend is payable at the company’s option in cash or shares of common stock valued at $0.35 per share. The company does not intend to pay any cash dividend in the near future. Dividends are payable on a quarterly basis on each of September 1, December 1, March 1, and June 1, commencing December 31, 2007.

Skyebanc, Inc. acted as placement agent in the transaction and were paid a commission of 10% of the total amount raised by us as commission to the placement agent, and an additional $100,000 was paid to Skyebanc, Inc. as reimbursement for their expenses; Skyebanc also received warrants to purchase 1,188,750 shares of our Common Stock, with an exercise price of $0.35 per share.

In addition, as part of the issuance of 118,875 shares of 8% Series B Convertible Preferred Stock mentioned above, we issued 11,429 shares of 8% Series B Convertible Preferred Stock and seven-year warrants to purchase an aggregate of 200,000 shares of our common stock at an exercise price of $0.35 per share to certain of our existing shareholders in consideration of forgiveness of a $400,000 debt which was owed by us to such shareholders and additional $20,000 paid in cash by such shareholders.

10% Series A Convertible Preferred Stock

Between August 2006 and October 2006, we sold an aggregate of 54,000 shares of 10% Series A Convertible Preferred Stock resulting in gross proceeds to us of $810,000. We issued the holders of the stock seven-year warrants to purchase an aggregate of 810,000 shares of our common stock at an exercise price of $0.15 per share. The shares of 10% Series A Convertible Preferred Stock are convertible into shares of our common stock, at any time, at the option of the holder and a conversion price of $0.15 per share, at an initial rate of conversion of 100 shares of common stock for each one share of 10% Series A Convertible Preferred Stock, subject to anti-dilution provisions in the case of stock splits, dividends and reclassifications. In the event a public market is established for our common stock, the 10% Series A Convertible Preferred Stock are subject to mandatory conversion by the company upon a 30 day notice if the average closing price of our common stock is $0.40 or more per share for 10 consecutive trading days and the average daily volume is at least 100,000 shares. The holders of our 10% Series A Convertible Preferred Stock are entitled to receive a cumulative preferential dividend of 10% per annum on the stated value of the 10% Series A Convertible Preferred Stock owned by them. The dividend is payable at the company’s option in cash or shares of common stock valued at $0.15 per share. The company does not intend to pay any cash dividend in the near future. Dividends are payable on a quarterly basis on each of September 1, December 1, March 1, and June 1, commencing September 1, 2006.

Skyebanc, Inc. acted as placement agent in the transaction and were paid a commission of 10% of the total amount raised by us. In addition, we issued to Skyebanc warrants to purchase 540,000 shares of our common stock with an exercise price of $0.15 per share as compensation. The common stock underlying Skyebanc’s warrants are being registered in the registration statement of which this prospectus is a part. Skyebanc is a registered broker-dealer, and as such is considered an “underwriter” as this term is defined in the Securities Act.

We have included shares of common stock issuable upon conversion of the 10% Series A Convertible Preferred Stock, as well as the shares of common stock issuable upon the exercise of the warrants issued in connection with the 10% Series A Convertible Preferred Stock, in the registration statement of which this prospectus is a part in satisfaction of registration rights granted to the holders thereof.

Common Stock

On each of January 1, 2007 and January 2, 2008 we issued an aggregate of 1,750,000 shares of Common Stock (a total of 3,500,000 shares) to Damon Stein and Dan Goldberg in connection with our acquisition of Debt Reduction Group, or TDRG, which was closed on January 1, 2007.

Between September 1, 2006 and April 10, 2008 we issued to the holders of our 10% Series A Convertible Preferred Stock a total of 816,138 shares of our common stock as PIK dividends.

Between December 1, 2007 and April 10, 2008 we issued to the holders of our 8% Series B Convertible Preferred Stock a total of 585,122 shares of our common stock as PIK dividends.

Between January 1, 2006 and January 31, 2006 we sold an aggregate of 3,500,000 shares of common stock for $0.10 per share, resulting in gross proceeds to us of $350,000. There were no options or warrants associated with this common stock offering. There was no placement agent involved with this offering.

On and before January 1, 2006 we issued a total of 15,500,000 shares of common stock $0.001 par value to founders and consultants for services rendered, which included, among other things, programming, graphic design, sales, marketing, business development and introductions and administrative services.

Warrants

During January 2007, we issued warrants to purchase up to 500,000 shares of Common Stock to the previous owners of TDRG, which may be earned based upon certain milestones related to target revenues and operating margins covering 18 months after closing. The warrants are exercisable at a price of $0.15 per share. The warrants expire in January 2012.

We issued seven year warrants to purchase up to 200,000 shares of Common Stock at an exercisable price of $0.35 per share to certain security holders of the company who agreed to provide us with a line of credit.

We issued additional warrants as part of the issuance of 10% Series A Convertible Preferred Stock and 8% Series B Convertible Preferred Stock as described above.

Exemptions

All of the above issuances were deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit Number	Description
2	Asset Purchase Agreement by and between the Registrant and The Debt Reduction Group Inc., dated December 15, 2006.*
3.1	Certificate of Incorporation dated November 22, 2005, as amended by Certificate of Designation dated August 8, 2006 and Certificate of Designation dated December 20, 2006.*
3.2	Bylaws.*
4.1	Form of Common Stock Certificate.*
4.2	Form of Preferred Stock Certificate.*
4.3	Form of Warrant.*
4.4	Form of Subscription Agreement of 10% Series A Convertible Preferred Stock.*
4.5	Form of Subscription Agreement of 8% Series B Convertible Preferred Stock . *****

4.6	Form of Common Stock Purchase Warrant for 8% Series B Convertible Preferred Stock. *****
5	Legal Opinion of Sullivan & Worcester LLP.**
10.1	Accelerize New Media Inc. Stock Option Plan adopted December 15, 2006.*
10.2	Employment Agreement effective as of January 1, 2007 between the Registrant and Brian Ross.*
10.3	Employment Agreement effective as of January 1, 2007 between the Registrant and Chris Meredith.*
10.4	Employment Agreement effective as of January 1, 2007 between the Registrant and Damon Stein.**
10.5	Consulting Agreement effective as of January 1, 2007 between the Registrant and Facility Consulting, LLC.**
10.6	Promissory Note by and between the Registrant and Nunley Investments LLC, dated April 4, 2007.***
10.7	Promissory Note by and between the Registrant and Austin W. Gleason, dated April 4, 2007.***
10.8	Promissory Note by and between the Registrant and Austin W. Gleason, dated April 25, 2007.****
10.9	Promissory Note by and between the Registrant and Nunley Investments LLC, dated April 25, 2007.****
10.10	Form of Note Conversion Agreement.******
10.11	Form of Stock Option Agreement (incorporated by reference to the Company’s Registration Statement on Form SB-2.*
23.1	Consent of Sherb & Co., LLP.
23.2	Consent of Sullivan & Worcester LLP (included in Exhibit 5).**
24	Power of Attorney.*

*	Included in, and incorporated herein by reference to, our Registration Statement on Form SB-2 filed with the SEC on December 22, 2006.
**	Included in, and incorporated herein by reference to, Amendment No. 1 to our Registration Statement on Form SB-2 filed with the SEC on January 31, 2007.
***	Included in, and incorporated herein by reference to, Amendment No. 2 to our Registration Statement on Form SB-2 filed with the SEC on April 17, 2007.
****	Included in, and incorporated herein by reference to, Amendment No. 3 to our Registration Statement on Form SB-2 filed with the SEC on April 30, 2007.
*****	Included in, and incorporated herein by reference to, our Quarterly Report on Form 10QSB filed on August 13, 2007.
******	Included in, and incorporated herein by reference to, our Current Report on Form 8-K furnished on September 7, 2007.

(b) Financial Statement Schedules.  None

Item 17. Undertakings

The registrant undertakes:

(1) To file, during any period in which it offers or sales securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional or changed material information to the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on April 11, 2008.

ACCELERIZE NEW MEDIA, INC.

By:	/s/ Brian Ross
Brian Ross President, Chief Executive Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Brian Ross		President, Chief Executive Officer, Treasurer, Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	April 11, 2008
Brian Ross

*		Chief Technology Officer, Assistant Treasurer, Assistant Secretary, Director	April 11, 2008
Chris Meredith

* By:	/s/ Brian Ross
Brian Ross (Attorney-in-fact)

EXHIBIT INDEX

Exhibit Number	Description
2	Asset Purchase Agreement by and between the Registrant and The Debt Reduction Group Inc., dated December 15, 2006.*
3.1	Certificate of Incorporation dated November 22, 2005, as amended by Certificate of Designation dated August 8, 2006 and Certificate of Designation dated December 20, 2006.*
3.2	Bylaws.*
4.1	Form of Common Stock Certificate.*
4.2	Form of Preferred Stock Certificate.*
4.3	Form of Warrant.*
4.4	Form of Subscription Agreement of 10% Series A Convertible Preferred Stock.*
4.5	Form of Subscription Agreement of 8% Series B Convertible Preferred Stock . *****
4.6	Form of Common Stock Purchase Warrant for 8% Series B Convertible Preferred Stock. *****
5	Legal Opinion of Sullivan & Worcester LLP.**
10.1	Accelerize New Media Inc. Stock Option Plan adopted December 15, 2006.*
10.2	Employment Agreement effective as of January 1, 2007 between the Registrant and Brian Ross.*
10.3	Employment Agreement effective as of January 1, 2007 between the Registrant and Chris Meredith.*
10.4	Employment Agreement effective as of January 1, 2007 between the Registrant and Damon Stein.**
10.5	Consulting Agreement effective as of January 1, 2007 between the Registrant and Facility Consulting, LLC.**
10.6	Promissory Note by and between the Registrant and Nunley Investments LLC, dated April 4, 2007.***
10.7	Promissory Note by and between the Registrant and Austin W. Gleason, dated April 4, 2007.***
10.8	Promissory Note by and between the Registrant and Austin W. Gleason, dated April 25, 2007.****
10.9	Promissory Note by and between the Registrant and Nunley Investments LLC, dated April 25, 2007.****
10.10	Form of Note Conversion Agreement.******
10.11	Form of Stock Option Agreement (incorporated by reference to the Company’s Registration Statement on Form SB-2.*
23.1	Consent of Sherb & Co., LLP.
23.2	Consent of Sullivan & Worcester LLP (included in Exhibit 5).**
24	Power of Attorney.*

*	Included in, and incorporated herein by reference to, our Registration Statement on Form SB-2 filed with the SEC on December 22, 2006.
**	Included in, and incorporated herein by reference to, Amendment No. 1 to our Registration Statement on Form SB-2 filed with the SEC on January 31, 2007.
***	Included in, and incorporated herein by reference to, Amendment No. 2 to our Registration Statement on Form SB-2 filed with the SEC on April 17, 2007.
****	Included in, and incorporated herein by reference to, Amendment No. 3 to our Registration Statement on Form SB-2 filed with the SEC on April 30, 2007.
*****	Included in, and incorporated herein by reference to, our Quarterly Report on Form 10QSB filed on August 13, 2007.
******	Included in, and incorporated herein by reference to, our Current Report on Form 8-K furnished on September 7, 2007.